-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      WASHINGTON, D.C. 20549                                     OMB APPROVAL
-------------------------                                                                             ------------------------------
[ ] CHECK THIS BOX IF NO                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number:        3235-0287
    LONGER SUBJECT TO                                                                                  Expires:    January 31, 2005
    SECTION 16. FORM 4       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    OR FORM 5 OBLIGATIONS      Section 17(a) of the Public Utility Holding Company Act of 1935 or      hours per response.......0.5
    MAY CONTINUE. SEE                  Section 30(h) of the Investment Company Act of 1940            ------------------------------
    INSTRUCTION 1(B).

    (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                to Issuer
                                             American Home Mortgage Holdings, Inc.;                   (Check all applicable)
    Hozie        Stephen          A.         AHMH                                            [ ] Director        [ ] 10% Owner
    ------------------------------------    -----------------------------------------------  [X] Officer (give   [ ] Other (specify
    (Last)        (First)      (Middle)     3. I.R.S. Identification     4. Statement for                 title             below)
                                               Number of Reporting          Month/Day/Year                below)
                                               Person, if an entity
    c/o American Home Mortgage Holdings, Inc.  (Voluntary)                  08/15/2002
    520 Broadhollow Road                                                 --------------           Chief Financial Officer
    ------------------------------------                                                     ---------------------------------------
                  (Street)                                               5. If Amendment,    7. Individual or Joint/Group Filing
                                                                            Date of                 (Check Applicable Line)
                                                                            Original         [X] Form filed by One Reporting Person
     Melville     New York       11747                                      (Month/Day/Year) [ ] Form filed by More than One
    ------------------------------------                                                         Reporting Person
    (City)        (State)        (Zip)

------------------------------------------------------------------------------------------------------------------------------------
                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans- 2A. Deemed 3. Transaction  4. Securities Acquired (A)  5. Amount of    6. Ownership   7. Nature of
   (Instr. 3)            action     Execu-    Code (Instr.    or Disposed of (D)          Securities      Form:          Indirect
                         Date       tion      8)              (Instr. 3, 4 and 5)         Beneficially    Direct (D)     Beneficial
                         (Month/    Date,                                                 Owned           or Indirect    Ownership
                         Day/       if any                                                Following       (I)            (Instr. 4)
                         Year)      (Month/                                               Reported        (Instr. 4)
                                    Day/                                                  Transaction(s)
                                    Year)                                                 (Instr. 3
                                                                                          and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                              Code     V   Amount  (A) or (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01     08/15/2002              P           1,000       A      $10.54     1,000             D
par value per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 2
                                                                                                                     SEC 1475 (9-02)

FORM 4 (CONTINUED)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Conver- 3. Trans-  3A.    4. Trans- 5. Number of   6. Date      7. Title   8. Price 9. Number 10. Owner- 11. Nature of
   of        sion or    action  Deemed    action    Derivative     Exer-        and        of       of         ship       Indirect
   Deriv-    Exercise   Date    Execu-    Code      Securities     cisable      Amount     Deriv-   deriv-     Form of    Beneficial
   ative     Price of           tion      (Instr.   Acquired (A)   and Expi-    of         ative    ative      Deriv-     Ownership
   Secu-     Deriv-     (Month/ Date,     8)        or Disposed    ration       Under-     Secu-    Secu-      ative      (Instr. 4)
   rity      ative      Day/    if any              of (D)         Date         lying      rity     rities     Secu-
   (Instr.   Security   Year)   (Month/             (Instr. 3,     (Month/      Securi-    (Instr.  Benefi-    rity:
   3)                           Day/                4, and 5)      Day/         ties       5)       cially     Direct
                                Year)                              Year)        (Instr.             Owned      (D) or
                                                                                3 and 4)            Follow-    Indirect
                                                                                                    ing        (I)
                                                                                                    Reported   (Instr.
                                                                                                    Trans-     4)
                                                                                                    action(s)
                                                                                                    (Instr.
                                                                                                    4)
-----------------------------------------------------------------------------------------------------------------------------------
                                       Code   V    (A)   (D)    Date    Expir- Title Amount
                                                                Exerci- ation        or
                                                                sable   Date         Number
                                                                                     of
                                                                                     Shares
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:




                                                                /s/ Stephen A. Hozie                           March 11, 2003
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date


**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1475 (9-02)